Exhibit 2

STOCK PURCHASE AGREEMENT
BY AND AMONG
AQUA ACQUISITION CORP.,
OTTAWA ACQUISITION LLC
and
BIRDSALL, INC.
Dated as of April 4, 2014

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

* Disclosure Schedules
* The registrant agrees to furnish supplementally a copy of the omitted schedules to the Securities and Exchange Commission upon request.
*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of April 4, 2014 (the “Effective Date”), by and among Aqua Acquisition Corp., a Washington corporation (the “Buyer”), Ottawa Acquisition LLC, an Illinois limited liability company (the “Seller”) and Birdsall, Inc., a Florida corporation (the “Company”). The Buyer, the Seller and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized and other terms used in this Agreement are defined in Article I.
RECITALS

A. The Seller is the beneficial and record holder of all of the issued and outstanding capital stock of the Company (the “Outstanding Stock”).
B. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Outstanding Stock, on and subject to the terms and conditions set forth herein.
Now, therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

ARTICLE I
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accounting Firm” means a nationally recognized independent registered public accounting firm agreed upon by Buyer and Seller.

“Affiliate” of a Person, or a Person “affiliated” with a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) of the Company and the Consolidated Subsidiaries (excluding Excluded Cash) calculated on a basis consistent with the preparation of the Company’s Financial Statements.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Chartered Vessels” has the meaning set forth in Section 5.15(a) below.

“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by an Indemnified Person in connection with a claim for indemnification pursuant to Article IX.

“Claim Notice” means written notification which contains (a) a reasonably detailed and specific description of the Losses incurred or reasonably expected to be incurred by an Indemnified Person and the Claimed Amount of such Losses, to the extent then known, (b) a statement that the Indemnified Person is entitled to indemnification under Article IX for such Losses and a reasonable explanation of the basis and (c) a demand for payment in the amount of such Losses.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Balance Sheet” means the consolidated balance sheet of the Company and the Consolidated Subsidiaries as of the close of business on the Closing Date prepared in accordance with the provisions of Section 2.2(c) hereof.

“Closing Balance Sheet Backup Materials” has the meaning set forth in Section 2.2(c) below.

“Closing Balance Sheet Preparation Period” has the meaning set forth in Section 2.2(c) below.

“Closing Balance Sheet Review Period” has the meaning set forth in Section 2.2(c) below.

“Closing Book Value” means the book value of the Company and the Consolidated Subsidiaries determined on a consolidated basis and in accordance with GAAP as of the close of business on the Closing Date, but subject to the adjustments set forth on the Pro Forma Balance Sheet whether or not such adjustments are consistent with GAAP. For clarification, Closing Book Value shall reflect all pre-Closing operations and activities, including without limitation, those obligations and actions required by Sections 6.6, 6.8 and 6.9 hereof.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Indebtedness” means the Indebtedness as of the close of business on the Closing Date as shown on the Estimate Statement or the Closing Statement, as the case may be.

“Closing Transaction Expenses” means the Transaction Expenses outstanding as of the close of business on the Closing Date as shown on the Estimate Statement or the Closing Statement, as the case may be.

“COBRA” means Part 6 of Title I of ERISA, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Bylaws” means the by-laws of the Company, as amended, duly adopted and in effect in accordance with applicable law as of the Closing Date.

“Company Charter” means the articles of incorporation of the Company, as amended, duly adopted and in effect as of the Closing Date.

“Company Employees” has the meaning set forth in Section 7.3(a) below.

“Company Intellectual Property” has the meaning set forth in Section 5.16 below.

“Company Share” means any share of the common stock, no par value per share, of the Company.

“Competing Trades” has the meaning set forth in Section 6.3(b) below.

“Confidential Information” means any information concerning the business and affairs of the Company and the Subsidiaries that is not already generally available to the public.

“Consolidated Subsidiaries” means the Subsidiaries, excluding the Excluded Subsidiaries.

“Continuation Period” has the meaning set forth in Section 7.3(a) below.

“Continuity Agreements” has the meaning set forth in Section 6.15 below.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Disclosure Schedule” has the meaning set forth in Article V below.

“Dispute” means the dispute resulting if the Indemnifying Person in a Response disputes the Liability of the Indemnifying Person for all or part of a Claimed Amount.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement, including any nonqualified deferred compensation plan (as defined in Treas. Reg. §1.409A-1(a)).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Reports” has the meaning set forth in Section 5.23(d).

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including those relating to (a) the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, investigation or remediation of Hazardous Materials; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release or threatened release, of Hazardous Materials into the environment; (e) transfer of interests in or control of real property which may be contaminated by Hazardous Materials; (f) community or worker right-to-know disclosures with respect to Hazardous Materials; (g) the protection of wildlife, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414 or ERISA Section 4001.

“Estimated Purchase Price” has the meaning set forth in Section 2.2(b).

“Excluded Cash” means cash and cash equivalents (including marketable securities and short-term investments) of the Company or any Consolidated Subsidiary held in any off-shore account, and cash and cash equivalents (including marketable securities and short-term investments) of Seven Seas and its Subsidiaries.

“Excluded Subsidiaries” means Tropic Equipment Leasing Inc., a Delaware corporation, and its Subsidiaries.

“Facilities” means any vessels, barges, real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of the Consolidated Subsidiaries and any buildings, plants, lots, structures, or equipment currently owned or operated by the Company or any of the Consolidated Subsidiaries.

“Financial Statements” means:

(a) the audited consolidated statements of financial position and statements of operations, shareholder’s equity and cash flows of the Company as of and for the fiscal years ended 2013, 2012, 2011 and 2010, as certified without qualification by PricewaterhouseCoopers LLP in the case of 2013, 2012 and 2011 and Deloitte & Touche LLP in the case of 2010, the Company’s auditors; and

(b) the consolidated and consolidating statements of financial position and statements of operations, shareholder’s equity and cash flows of the Company as of and for the month ended February 28, 2014.

“Fundamental Representations” has the meaning set forth in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles as in effect and consistently applied from time to time, and applied consistently with the Company’s and Consolidated Subsidiaries’ past practices (to the extent such past practices are consistent with GAAP).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any: hazardous substances (as such terms are defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), and any other substances which are listed, defined or regulated as hazardous or toxic under any Environmental Requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191) and Health Information Technology for Economic and Clinical Health Act (Pub. L. 111-5), and all the regulations thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on taxable income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means the following, except to the extent reflected in the calculation of Closing Book Value: (1) all indebtedness of the Company or any Consolidated Subsidiary for borrowed money, together with all prepayment premiums or penalties and other amounts becoming due as a result of this transaction; (2) all obligations of the Company or any Consolidated Subsidiary evidenced by notes, bonds, debentures or similar instruments; (3) all capitalized lease obligations (calculated in accordance with GAAP) of the Company or any Consolidated Subsidiary; (4) payment obligations of the Company or any Consolidated Subsidiary for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing; (5) any off-balance sheet financing of the Company or any Consolidated Subsidiary (including any obligation under swap transactions); and (6) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness.

“Indemnified Person” has the meaning set forth in Section 9.6(a) below.

“Indemnifying Person” has the meaning set forth in Section 9.6(a) below.

“Intellectual Property” means copyrights, trade secrets, patents, patent rights, trademarks, trademark rights, trade names, service marks, domain names, websites, URLs, licenses, information and proprietary rights and processes, registrations, filings and applications related to the foregoing, and any other intellectual property rights.

“IRS” means the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company,” “Company’s Knowledge,” “Knowledge of the Seller,” “Seller’s Knowledge,” and phrases of like import means the actual knowledge of the individuals set forth on Schedule I and such knowledge as any such individual would have had after reasonable inquiry consistent with such individual’s position and normal duties within the Company or Subsidiary, as applicable.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any of the Consolidated Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of the Consolidated Subsidiaries leases or subleases any real property.

“Legal Proceeding” means any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Authority or before any arbitrator.

“Liability” means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost, expense, fine, penalty, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), net of all offsetting third-party indemnification or contribution and insurance amounts actually received.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest (whether arising by contract or operation of law), other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Losses” means, with respect to a Person, any and all losses, damages, costs, penalties, fines, expenses (including reasonable and direct fees for attorneys, accountants, consultants and experts), judgments, awards or reasonable amounts paid in settlement, net of all offsetting third-party indemnification or contribution and insurance amounts actually received, that are imposed upon or otherwise incurred by such Person, but not including internal management, administrative or overhead costs.

“Material Adverse Effect” means any effect or change that would be or reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company and the Consolidated Subsidiaries, taken as a whole (including, without limitation, adverse effects or changes in the Company’s and the Consolidated Subsidiaries’ relationships with customers, vendors, independent contractors or consultants), or (b) the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions; (2) financial, banking, credit or securities markets in general; (3) changes in GAAP, (4) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity, (5) changes in the industries in which the Company and Consolidated Subsidiaries operate, (6) any failure by Company or Consolidated Subsidiaries to meet internal projections or forecasts, and normal seasonal changes in the results of operations, (7) the announcement of or taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (8) war, terrorism, military operations or escalations, provided that none of the foregoing changes, events, developments or effects affects the Company and Consolidated Subsidiaries in a disproportionate manner.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means February 28, 2014.

“Non-Controlling Party” means the party not controlling the defense of any Third Party Action.

“Notice of Disagreement” has the meaning set forth in Section 2.2(c)(ii) below.

“Ordinary Course of Business” means the ordinary course of business of the Company and each Consolidated Subsidiary, including the purchase and sale of marine shipping containers and freight handling equipment and parts and accessories for repair and maintenance of such containers and equipment, consistent with the Company’s or such Consolidated Subsidiary’s past custom and practice (including, without limitation, with respect to frequency and amount).

“Outstanding Stock” has the meaning set forth in the recitals above.

“Owned Personal Property” means all personal property, including Vessels and vehicles, owned by the Company or any of the Consolidated Subsidiaries and used in the business of the Company and the Consolidated Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of the Consolidated Subsidiaries and used in the business of the Company and the Consolidated Subsidiaries.

“Owned Vessels” has the meaning set forth in Section 5.15(a) below.

“Party” has the meaning set forth in the preface above.

“Permits” means all permits, licenses, registrations, certificates, orders, clearances, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Authority (including those issued or required under Environmental Requirements and those relating to the occupancy or use of Owned Real Property or Leased Real Property).

“Permitted Encumbrances” means (1) with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanic’s liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, be material to the Company or any of the Consolidated Subsidiaries or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; and (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not materially impair the use or occupancy of such Owned Real Property; and (2) with respect to each item of Owned Personal Property: (a) personal property taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Personal Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) any Lien arising (i) by operation of law in the Ordinary Course of Business in operating, maintaining or repairing a Vessel for amounts that are not delinquent and would not, in the aggregate, be material to the Company or any of the Consolidated Subsidiaries or (ii) for damages arising from maritime torts, but only to the extent paid or covered by policies of insurance and with respect to which coverage has not been denied or the right to contest coverage reserved and only to the extent such liens arose from operations of the Vessel by the Company or a Consolidated Subsidiary; (c) mechanic’s liens and similar liens for services, labor, materials, or supplies provided with respect to such Owned Personal Property other than Vessels and incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, be material to the Company or any of the Consolidated Subsidiaries or (ii) being contested by appropriate proceedings; (d) laws and regulations limiting or affecting the use of such Owned Personal Property or the activities conducted thereby, including trading limits, sale or charters of Vessels, that are imposed by any governmental authority having jurisdiction over such Owned Personal Property; and (e) other title defects that do not or would not materially impair the use of such Owned Personal Property in the operation of the business of the Company and the Consolidated Subsidiaries taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.2(a) below.

“Pre-Closing Period” has the meaning set forth in Section 6.3(a) below.

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.2(b) below.

“Pro Forma Balance Sheet” means the pro forma balance sheet of the Company and the Consolidated Subsidiaries as set forth on Schedule II hereto.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Required Filings” means the filings made pursuant to the requirements of the HSR Act and the requirements of the Florida Office of Insurance Regulation, each as contemplated by Section 6.2 below.

“Release” as used in Section 5.24 and Section 9.2 and in the definition of Environmental Requirements means any spilling, leaking, emitting, discharging, depositing, escaping, dispersing, leaching, dumping, migrating, or other releasing into the environment, whether intentional or unintentional, active or passive.

“Response” means a written response containing the information provided for in Section 9.6(b).

“Scheduled Contract” has the meaning set forth in Section 5.17(a) below.

“Section 338(h)(10) Election” has the meaning set forth in Section 10.6(a) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seven Seas” means Seven Seas Insurance Company, Inc., a Florida corporation.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax” and “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever or any foreign equivalent imposed by the United States or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such Governmental Authority, including, without limitation, any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Proceeding” means any Tax audit, examination or administrative or judicial proceeding, including any assessment, notice of deficiency or other adjustment or proposed adjustment relating to Taxes.

“Tax Returns” means any and all reports, returns, declarations, statements or information returns relating to Taxes, any claims for a refund of Taxes paid, any information return with respect to Taxes and ownership in foreign entities or foreign accounts, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Threshold” has the meaning set forth in Section 9.4(a) below.

“Third Party Action” means any suit or proceeding by a Person other than a Party for which indemnification may be sought by an Indemnified Person under Article IX.

“Third Party Action Indemnitee” has the meaning set forth in Section 9.5(a).

“Third Party Action Indemnitor” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement and each of the other documents and agreements to be delivered pursuant to this Agreement.

“Transaction Expenses” means all out-of-pocket costs, fees and expenses for investment banking, legal, accounting, tax and other professional services incurred or arising at or prior to Closing by the Company or any of the Consolidated Subsidiaries in connection with the transactions contemplated by this Agreement.

“Uncompleted Drydocking Costs” shall mean the costs or partial costs specified in Schedule 6.14 associated with those activities in Schedule 6.14 that are scheduled to be performed prior to Closing but remain uncompleted as of Closing, except to the extent such costs are fully accrued on the Company’s books and records and reflected in the calculation of Closing Book Value.

“Vessel” means each ocean-going vessel (including vessels under construction) owned, chartered, leased or operated by the Company or any of the Consolidated Subsidiaries.

“Vessel Charters” has the meaning set forth in Section 5.15(c) below.

“Work Permit” has the meaning set forth in Section 5.22(i) below.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. At the Closing, on and subject to the terms and conditions of this Agreement, the Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to the Buyer, all of the Outstanding Stock, free and clear of all Liens, for the consideration specified below in this Article II.

2.2 Purchase Price.

(a) Purchase Price. The purchase price for the Outstanding Stock shall be equal to (i) Closing Book Value (ii) less Closing Indebtedness, (iii) less Closing Transaction Expenses and (iv) less any Uncompleted Drydocking Costs (the “Purchase Price”). At Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to the account specified by Seller, an amount equal to the Estimated Purchase Price.

(b) Estimated Purchase Price. Not less than five (5) Business Days prior to the anticipated Closing Date, the Seller shall deliver or cause the Company to deliver to the Buyer a good faith estimate of the consolidated balance sheet of the Company and the Consolidated Subsidiaries as of the close of business on the Closing Date (the “Preliminary Closing Balance Sheet”) together with the Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”). The Preliminary Closing Balance Sheet (i) shall be prepared in a manner consistent with the format and methodology of the Pro Forma Balance Sheet, (ii) subject to the adjustments set forth on the Pro Forma Balance Sheet, shall be in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), and (iii) may exclude all footnotes. The Preliminary Closing Balance Sheet shall be certified as meeting the foregoing requirements by the Seller. The Preliminary Closing Balance Sheet and the Estimated Purchase Price shall be accompanied by all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, including, without limitation, the Seller’s good faith estimate of the Closing Book Value, Closing Indebtedness and Closing Transaction Expenses. As promptly as practicable, but in no event more than two (2) Business Days after the Seller’s delivery of the Preliminary Closing Balance Sheet, the Buyer shall identify to the Seller any adjustments to the Preliminary Closing Balance Sheet that the Buyer reasonably believes are required to accurately calculate the Estimated Purchase Price. In the event the Buyer has identified any adjustments to the Preliminary Closing Balance Sheet, then not later than two (2) Business Days prior to the anticipated Closing Date, the Seller shall re-deliver or cause the Company to re-deliver to the Buyer a revised Preliminary Closing Balance Sheet, setting forth the adjustments that the Seller believes in good faith to be required to accurately calculate the Estimated Purchase Price based on the Seller’s discussions with the Buyer, together with the Seller’s resulting estimate of the Estimated Purchase Price.

(c) Purchase Price Adjustment.

(i) Within ninety (90) days after the Closing Date, the Buyer shall deliver or cause to be delivered to the Seller the Closing Balance Sheet together with the Buyer’s calculation of the Purchase Price. The Closing Balance Sheet (A) shall be prepared in a manner consistent with the format and methodology of the Pro Forma Balance Sheet, (B) subject to the adjustments set forth on the Pro Forma Balance Sheet, shall be in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), and (C) may exclude all footnotes. The Closing Balance Sheet shall be certified as meeting the foregoing requirements by the Buyer. The Closing Balance Sheet shall be accompanied by all relevant backup materials and schedules that are necessary to confirm the Closing Balance Sheet and the Buyer’s calculation of the Purchase Price, the Closing Book Value, Closing Indebtedness and Closing Transaction Expenses, and that are reasonably requested by the Seller within the Closing Balance Sheet Review Period (the “Closing Balance Sheet Backup Materials”). During the period from the Closing Date until Seller’s receipt of the Closing Balance Sheet (such period the “Closing Balance Sheet Preparation Period”), Buyer shall assure that the Company and Consolidated Subsidiaries do not take any action with respect to the accounting books and records of the Company and Consolidated Subsidiaries on which the Closing Balance Sheet is to be based that is not consistent with GAAP. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the audited consolidated financial statements as of December 31, 2013 except (i) to the extent that such reserve or other account was inconsistent with GAAP, or (ii) as a result of events occurring after the date of the audited consolidated financial statements as of December 31, 2013 and, in such event, only in a manner consistent with GAAP.

(ii) During the thirty (30) day period following the Seller’s receipt of the Closing Balance Sheet (the “Closing Balance Sheet Review Period”), Buyer will cause Company and Consolidated Subsidiaries to permit Seller and Seller’s counsel and accountants and financial advisors retained in connection with any adjustment to the Purchase Price contemplated in this Section 2.2 reasonable access to all properties, books, contracts, personnel and records of Company and Consolidated Subsidiaries relevant to such adjustment, provided Company and Consolidated Subsidiaries may withhold any document or information that is prohibited from being disclosed by any applicable law or confidentiality agreement with a third party or that is subject to attorney client privilege. Seller and its independent auditors shall be permitted to review the Closing Balance Sheet and the Closing Balance Sheet Backup Materials. The Closing Balance Sheet and the Buyer’s calculation of the Purchase Price shall become final and binding upon the parties on the thirtieth (30th) day following the Seller’s receipt thereof, unless the Seller gives written notice of its disagreement thereof (a “Notice of Disagreement”) to the Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is given by the Seller in a timely manner, then the Closing Balance shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing the matters specified in the Notice of Disagreement and (B) the date the matters specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm. During the fifteen (15) day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing the matters specified in the Notice of Disagreement. During such period, the Buyer and its independent auditors shall be permitted to review the working papers prepared in connection with the Seller’s preparation of the Notice of Disagreement. At the end of such fifteen (15) day period, if the Buyer and the Seller are unable to resolve any differences, the Parties shall submit to the Accounting Firm for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Seller and the Buyer agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within thirty (30) days following such submission. The determination of the Accounting Firm shall be final and binding upon all Parties and not subject to appeal; provided, that (1) the jurisdiction of the Accounting Firm is limited to the Closing Balance Sheet and calculating the Purchase Price, (2) all determinations and calculations made by the Accounting Firm pursuant to this Section 2.2(c) shall consider only those items or amounts on the Closing Balance Sheet or the Buyer’s calculation of the Purchase Price that the Seller has specifically disputed in the Notice of Disagreement and (3) the Accounting Firm shall have no authority to resolve other issues that may arise under this Agreement, including, without limitation, whether the Notice of Disagreement has been timely given. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced; provided, that this shall not affect such court’s authority to resolve other disputes that may arise under this Agreement, including, without limitation, whether the Notice of Disagreement has been timely given.

(iii) The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.2(c)(iii) shall be borne by the Buyer, on the one hand, and the Seller, on the other hand, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination on the merits of the matters submitted is rendered. The fees and disbursements of the Seller’s independent auditors incurred in connection with their review of the Closing Balance Sheet and any Notice of Disagreement shall be borne by the Seller, and the fees and disbursements of the Buyer’s independent auditors incurred in connection with their review of the Closing Balance Sheet and any Notice of Disagreement shall be borne by the Buyer.

(iv) If, upon final determination pursuant to Section 2.2(c), the Purchase Price exceeds the Estimated Purchase Price, the Buyer will pay the Seller the difference, and, if the Purchase Price is less than the Estimated Purchase Price, the Seller will pay the Buyer the difference, in each case within ten (10) Business Days of such final determination by wire transfer of immediately available funds.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight in West Palm Beach, Florida, commencing at 11:00 a.m. local time on the last day of the month following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than sixty (60) days after the Effective Date; and provided, further, that if the Closing Date occurs on a day that is not a Business Day, the Purchase Price shall be calculated as of the Closing Date and the Closing activities and deliveries (including, without limitation, the payment of the Estimated Purchase Price) shall take place on the first Business Day following the Closing Date.

2.4 Deliveries at Closing. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 8.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 8.2 below, (iii) Seller will deliver or transfer to the Buyer stock certificates representing all of the Outstanding Stock, endorsed in blank or accompanied by duly executed assignment documents in form and substance reasonably satisfactory to the Buyer, (iv) Seller will deliver to the Buyer duly executed assignment documents in form and substance reasonably satisfactory to the Buyer transferring ownership of the shares of capital stock of the Consolidated Subsidiaries not held by the Seller or another Consolidated Subsidiary to the Person or Persons designed by the Buyer and (v) the Buyer will deliver to Seller the Estimated Purchase Price in accordance with instructions provided by the Seller not less than two (2) Business Days prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Seller represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) with respect to itself.

3.1 Organization; Qualification and Limited Liability Company Power. The Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Illinois. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which such qualification is required to perform this Agreement and transactions contemplated herein. The Seller has all requisite power and authority (limited liability company and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its certificate of formation, limited liability company agreement and other organizational documents, each as amended and/or restated to date. The Seller is not in default under or in violation of any provision of its certificate of formation, limited liability company agreement or other organizational documents.

3.2 Authorization of Transaction. The Seller has all requisite power and authority (limited liability company or otherwise) to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (limited liability company or otherwise) on the part of the Seller is necessary to approve and authorize the execution and delivery of this Agreement and the Transaction Documents to which the Seller is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which the Seller is a party have been (and, in the case of the Transaction Documents, at Closing will be) duly executed and delivered by the Seller and constitute (or in the case of the Transaction Documents, will constitute) the valid and binding agreements of the Seller enforceable against the Seller in accordance with their terms. Except for the Required Filings, the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.3 Non-contravention. Subject to the Required Filings, neither the execution and delivery of this Agreement or any of the Transaction Documents to which the Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject, (b) conflict with or violate any provision of the charter, bylaws or other governing documents of the Seller, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or result in the imposition or creation of any Lien upon or with respect to the Outstanding Stock.

3.4 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5 Ownership of Outstanding Stock. The Seller holds of record and owns beneficially all of the Outstanding Stock, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of the Outstanding Stock. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Outstanding Stock. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to the Outstanding Stock, free and clear of all Liens.

3.6 Assets. The Seller does not own or otherwise hold any assets (tangible or intangible) that are used or may be materially necessary for the conduct of the businesses of the Company or the Consolidated Subsidiaries as presently conducted or as presently proposed to be conducted.

3.7 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened, against the Seller and the Seller is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the transactions contemplated herein or (b) otherwise prevent or materially delay performance by the Seller of any of its material obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which such qualification is required to perform this Agreement and the transactions contemplated herein. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Seller complete and accurate copies of the Buyer’s Articles of Incorporation and bylaws, each as amended and/or restated to date. The Buyer is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

4.2 Authorization of Transaction. The Buyer has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. No other actions or proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the Transaction Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and Transaction Documents to which Buyer is a party have been (and, in the case of the Transaction Documents, at Closing will be) duly and validly executed and delivered by the Buyer and constitute (or in the case of the Transaction Documents, will constitute) the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with its terms. Except for the Required Filings, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.3 Non-contravention. Subject to the filing requirements of the HSR Act and the Florida Office of Insurance Regulation, as contemplated by Section 6.2 neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter, bylaws, or other governing documents or (b) conflict with or violate, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4 Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened, against the Buyer and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the transactions contemplated herein or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

4.6 Sufficient Funds. The Buyer has sufficient funds to purchase, and, subject to the terms and conditions set forth in this Agreement, will purchase, the Outstanding Stock in accordance with this Agreement at Closing.

4.7 No Other Representations. The Buyer acknowledges that (a) none of the Seller, the Company or any of the Subsidiaries or any of their representatives make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Subsidiaries or the future business and operations of the Company or the Subsidiaries or (ii) any other information or documents made available to the Buyer or its counsel, accountants or advisors with respect to the Company or the Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement and the Transaction Documents, and (b) the Buyer has not relied, and will not rely, upon any information, representation or warranty except the information, representations and warranties set forth in this Agreement and the Transaction Documents in executing, delivering and performing this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that in no event shall this Section 4.7 limit the Buyer’s ability to bring a claim against the Seller based on fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARIES

The Seller and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the Effective Date (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article V and (b) other sections or paragraphs in this Article V to the extent that it is clear from the face of the disclosure that such disclosure also qualifies or applies to such other section or paragraph. Buyer acknowledges that certain historical information presented on a consolidated basis, such as the Financial Statements, may include the Excluded Subsidiaries’ information.

5.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 5.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its articles of incorporation and bylaws, each as amended and/or restated to date. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

5.2 Capitalization. The entire authorized capital stock of the Company consists of one hundred (100) Company Shares, of which one (1) Company Share is issued and outstanding and comprises all of the issued and outstanding capital stock of the Company. The Outstanding Stock has been duly authorized, and is validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

5.3 Authorization of Transaction. The Company has full power and authority (corporate or otherwise) to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which the Company is a party have been (and, in the case of the Transaction Documents, at Closing will be) duly executed and delivered by the Company and constitute (or in the case of the Transaction Documents, will constitute) the valid and binding agreements of the Company enforceable against the Company in accordance with their terms. Except for the Required Filings, neither the Company nor any of the Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

5.4 Non-contravention. Subject to the Required Filings, neither the execution and delivery of this Agreement or any of the Transaction Documents to which the Company or any of the Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company or any of the Subsidiaries are subject; (b) conflict with or violate any provision of the charter, bylaws or other governing documents of the Company or any of the Subsidiaries; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of the Consolidated Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) except where the violation, conflict, breach, default acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be material.

5.5 Brokers’ Fees. Neither the Company nor any of the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.6 Assets.

(a) Except as listed in Section 5.6(a) of the Disclosure Schedule, the Company or the applicable Consolidated Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Consolidated Subsidiary, free and clear of all Liens (other than Permitted Encumbrances). No Excluded Subsidiary owns or otherwise holds any assets (tangible or intangible) that are used or may be materially necessary for the conduct of the businesses of the Company or the Consolidated Subsidiaries as presently conducted.

(b) Section 5.6(b) of the Disclosure Schedule sets forth (i) a list grouped by major asset category of all fixed assets (within the meaning of GAAP) of the Company or any Consolidated Subsidiary indicating the cost, accumulated book depreciation (if any) and the net book value of each major asset category as of the Most Recent Balance Sheet Date, and (ii) an itemized list of all assets of a tangible nature (other than inventories) of the Company or any Consolidated Subsidiary with a cost in excess of $***.

5.7 Subsidiaries.

(a) Section 5.7(a) of the Disclosure Schedule sets forth: (i) the name of each Consolidated Subsidiary; (ii) the type of entity of each Consolidated Subsidiary; (iii) the number and type of outstanding equity securities of each Consolidated Subsidiary and a complete and accurate list of the holder(s) thereof; (iv) the jurisdiction of organization of each Consolidated Subsidiary; (v) the names of the officers and directors or managers of each Consolidated Subsidiary; and (vi) the jurisdictions in which each Consolidated Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Each Consolidated Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Consolidated Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 5.7(a) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of such Consolidated Subsidiary’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not reasonably be expected to be materially adverse with respect to such Consolidated Subsidiary. Each Consolidated Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the certificate of formation, limited liability company agreement, charter, bylaws or other organizational documents of each Consolidated Subsidiary currently in effect. No Consolidated Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents except where the effect of any such default or violation would not reasonably be expected to be materially adverse with respect to such Consolidated Subsidiary. All of the issued and outstanding equity interests of each Consolidated Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity interests of each Consolidated Subsidiary are held of record and owned beneficially by either the Company or another Consolidated Subsidiary and are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments providing for the issuance, disposition or acquisition of any equity interests of any Consolidated Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Consolidated Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Consolidated Subsidiary.

(c) Except as set forth in Section 5.7(c) of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other entity that is not a Subsidiary.

(d) Effective as of the consummation of the Closing, the Company will not hold any direct or indirect equity interest in any of the Excluded Subsidiaries.

5.8 Financial Statements.

(a) Section 5.8(a) of the Disclosure Schedule sets forth true and complete copies of the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes.

(b) Each of the Financial Statements fairly presents in all material respects and in accordance with GAAP the consolidated assets, Liabilities, business, financial condition, results of operations and cash flows of the Company and the Consolidated Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Consolidated Subsidiaries. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP in all material respects.

(c) The Company and each Consolidated Subsidiary maintains materially accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance in all material respects that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s and each Consolidated Subsidiary’s assets, (iii) access to assets of the Company and each Consolidated Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and each Consolidated Subsidiary is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately.

(d) Section 5.8(d) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing all “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the United States Securities and Exchange Commission) effected by the Company or any Consolidated Subsidiary and currently effective.

(e) Neither the Company nor any Consolidated Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise that is currently effective, to or for any director or executive officer of the Company or any Consolidated Subsidiary.

5.9 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2013, except as set forth on Section 5.9 of the Disclosure Schedule, (a) there has occurred no event or development to the Seller’s and Company’s Knowledge which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect, and (b) neither the Company nor any Consolidated Subsidiary has taken any of the actions set forth in Section 6.3(a).

5.10 Undisclosed Liabilities. Neither the Company nor any Consolidated Subsidiary has any Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, a true and complete copy of which is attached to Section 5.8(a) of the Disclosure Schedule, (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, and (c) other Liabilities which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

5.11 Legal Compliance.

(a) The Company and each Consolidated Subsidiary is currently in compliance in all material respects with all Laws that apply to or affect the Company and the Consolidated Subsidiaries, their business practices, employees, operations and any of their owned or leased real or personal properties.

(b) Except as set forth on Section 5.11(b) of the Disclosure Schedule, to Seller’s and Company’s Knowledge, none of the Company or any of the Consolidated Subsidiaries, any director or officer of the Company or any of the Consolidated Subsidiaries, or to the Knowledge of the Company, any employee, agent or other Person or entity acting on behalf of the Company or any of the Consolidated Subsidiaries, has used any funds of the Company or any Consolidated Subsidiary for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to or for the benefit of domestic or foreign government officials or others. Except as set forth in Section 5.11(b) of the Disclosure Schedule, to Seller’s and Company’s Knowledge, the Company and the Consolidated Subsidiaries have at all times complied, and are in compliance, with all applicable provisions of the Foreign Corrupt Practices Act and other applicable Laws addressing similar issues.

5.12 Tax Matters.

(a) The Company and each Consolidated Subsidiary has properly completed and filed on a timely basis all Tax Returns that it was required to file with any Tax Authority during each of the four (4) most recently completed years ended prior to the Closing Date for which Tax Returns were required to be filed, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Consolidated Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. In particular, and without in any manner limiting the foregoing, none of the foregoing Tax Returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law.) The Company and the Consolidated Subsidiaries have paid on a timely basis all Taxes that were due and payable. Neither the Company nor any Consolidated Subsidiary has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Consolidated Subsidiary. Neither the Company nor any Consolidated Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement. All Taxes that the Company and the Consolidated Subsidiaries were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority.

(b) The Company has delivered or made available to the Buyer (i) complete and accurate copies of all Tax Returns of the Company and the Consolidated Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and accurate copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements and pending ruling requests submitted by, received by, or agreed to by or on behalf of the Company or a Consolidated Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Consolidated Subsidiary that have been audited by the Internal Revenue Service (or equivalent state or foreign Tax Authority) are specified in Section 5.12(b) of the Disclosure Schedule. Except as noted in Section 5.12(b) of the Disclosure Schedule, no examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Consolidated Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Consolidated Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Consolidated Subsidiary has (A) knowingly waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (B) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney with any taxing authority, which power of attorney remains in effect.

(c) Neither the Company nor any Consolidated Subsidiary is or has ever been required to make a basis reduction pursuant to Treasury Regulations Section 1.337(d)-2(b) or 1.1502-36(c), or make an attribute reduction under Treasury Regulations Section 1.1502-36(d).

(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Consolidated Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(e) Neither the Company nor any Consolidated Subsidiary has been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(f) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(g) Neither the Company nor any Consolidated Subsidiary has ever distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Consolidated Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any Consolidated Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(i) Section 5.12(i) of the Disclosure Schedule sets forth each jurisdiction (other than U.S. federal) in which the Company or any Consolidated Subsidiary files, is required to file or has been required to file a Tax Return, is or has been liable for any Taxes on a “nexus” basis, is conducting business activities or has a permanent establishment, and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus, business activities or permanent establishment with or in such jurisdiction.

(j) Except as set forth in Section 5.12(j) of the Disclosure Schedule neither the Company nor any Consolidated Subsidiary has ever (A) owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, (B) is a party to a lease that is treated as a “Section 467 Rental Agreement” within the meaning of Section 467(d) of the Code, (C) owned a controlled foreign corporation as defined in Section 957 of the Code, (C) has ever incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code, (D) owned or maintained a permanent establishment outside its country of formation, or (E) is subject to Tax except in its country of formation.

(k) Neither the Company nor any Consolidated Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(l) Neither the Company nor any Consolidated Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(m) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Consolidated Subsidiary, other than with respect to Taxes not yet due and payable.

(n) Neither the Company nor any Consolidated Subsidiary has ever engaged in any “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(o) Section 5.12(o) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Consolidated Subsidiary and a Governmental Authority.

(p) Except as set forth in Section 5.12(p) of the Disclosure Schedule, since January 1, 2010, neither the Company nor any Subsidiary has incurred a change (by election, merger, reorganization or otherwise) in its classification of entity for federal tax purposes.

5.13 Owned Real Property. Section 5.13 of the Disclosure Schedule contains a full, complete and accurate list of the property address of all Owned Real Property, along with the specific entity that owns each parcel of Owned Real Property. With respect to each piece of Owned Real Property:

(a) the Company or the applicable Consolidated Subsidiary, as listed on Section 5.13 of the Disclosure Schedule, has good and clear record and marketable fee simple title to such Owned Real Property, and to Seller’s and Company’s Knowledge, is insurable by a recognized national title insurance company at standard rates, free and clear of any Lien (other than Permitted Encumbrances), easement, environmental lien, environmental use restriction, covenant or other restriction, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property;

(b) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the Knowledge of the Company, threatened litigation or administrative actions relating to such Owned Real Property or (iii) other matters affecting adversely the Company’s or any Consolidated Subsidiary’s use of the Owned Real Property for the operation of its business or the value thereof], other than such proceedings, claims or matters that would not have a Material Adverse Effect;

(c) except as set forth on Section 5.13(c) of the Disclosure Schedule, there are no leases, subleases, licenses or agreements, written or oral, granting to any third party or parties the right of use or occupancy of any portion of such Owned Real Property, provided leases under negotiation as of the Effective Date are not included in Section 5.13(c) but will be added if executed prior to Closing; no one, other than the owner of each parcel of Owned Real Property, is in possession of all or any portion of the Owned Real Property under any unrecorded leases, tenancy at will or otherwise; and all Consolidated Subsidiary or Affiliate leases are completely and accurately set forth on Section 5.13(c) of the Disclosure Schedule;

(d) the Company has no Knowledge of any material violation of any covenants, restrictions, easements, agreements, conditions, codes or zoning ordinances affecting the Owned Real Property;

(e) there are no outstanding options or rights of first refusal to purchase, lease or use such Owned Real Property, or any material portion thereof or interest therein; and

(f) neither the Company nor any Consolidated Subsidiary has received notice of, and to the Knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property.

5.14 Real Property Leases. Section 5.14 of the Disclosure Schedule lists all Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the landlord, the Company or the Consolidated Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto, if any;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the landlord, the Company or the Consolidated Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto, if any, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor the Consolidated Subsidiary that is the party thereto is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Consolidated Subsidiary or, any other party under such Lease, if any;

(d) to Seller's and Company's Knowledge, there are no material disputes, oral agreements, offsets, or forbearance programs in effect as to such Lease and no party to any Lease has exercised a right of self help to remedy a breach or default by the any other party to such Lease;

(e) neither the Company nor any Consolidated Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(f) there is no Lien, easement, covenant, code, law or to Seller’s or Company’s Knowledge, other restriction applicable to the real property subject to such Lease that would reasonably be expected to impair materially the current uses or the occupancy by the Company or a Consolidated Subsidiary of the property subject thereto.

5.15 Vessels.

(a) Section 5.15(a) of the Disclosure Schedule sets forth a true and correct list of each Vessel used in the businesses of the Company or any Consolidated Subsidiary and the Vessel’s record owner and vessel type. Copies of each Vessel’s classification certificate and records have been provided to Buyer showing other information and particulars, classification status (as applicable, and including any recommendations), all of which are true and correct. Vessels identified in Section 5.15(a) of the Disclosure Schedule as owned by the Company or a Consolidated Subsidiary are referred to hereinafter singularly as an “Owned Vessel” and, in the plural, as “Owned Vessels”. Those Vessels identified in Section 5.15(c) of the Disclosure Schedule as chartered in by the Company or a Consolidated Subsidiary are referred to hereinafter singularly as a “Chartered Vessel” and, in the plural, as “Chartered Vessels”.

(b) The Consolidated Subsidiaries, as indicated on Section 5.15(a) of the Disclosure Schedule, are the sole owners of each of the Owned Vessels with good and merchantable title thereto, and except for charters or obligations as between or among the Company and Consolidated Subsidiaries or as otherwise shown in Section 5.15(b) of the Disclosure Schedule, none of the Owned Vessels is the subject of any outstanding charter, purchase option, right of first refusal, right of first offer or other contractual obligation binding on the Seller, the Company or any Consolidated Subsidiary. At the Closing, the Owned Vessels shall be free and clear of all liens, claims and encumbrances of any nature whatsoever, except Permitted Encumbrances.

(c) Section 5.15(c) of the Disclosure Schedule sets forth a true and correct list of each charter and other agreement governing the Company’s and Consolidated Subsidiaries’ use of the Chartered Vessels (each, a “Vessel Charter” and collectively the “Vessel Charters”). The Seller has provided to the Buyer true and complete copies of each Vessel Charter, as now in effect, including all amendments and other modifications thereto, and all such charters and agreements remain valid and binding on the parties thereto in accordance with their terms. None of the Seller, the Company or any of the Consolidated Subsidiaries has committed any breach of a Vessel Charter that would permit termination of such charter or agreement prior to the expiration of its stated term.

(d) The Seller has provided the Buyer access to (1) true and complete copies of the most recent reports, surveys or inspections of the Owned Vessels by any classification society; and (2) to the Seller's and Company's Knowledge, all true and complete copies of the other most recent reports, surveys, or inspection of the Owned Vessels in its possession by any marine surveyor, governmental authority, naval architect or other person. Except as set forth in Section 5.15(d) of the Disclosure Schedule, no violation, recommendation or exception noted in the course of any such survey or inspection remains uncorrected.

(e) At Closing, the Owned Vessels will be in substantially the same condition as at the time of the Buyer’s inspection, ordinary wear and tear excepted, except for any casualty that is an insured claim and would not result in a Material Adverse Effect.

(f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, each of the Owned Vessels is duly and validly documented in the name of one of the Consolidated Subsidiaries, as indicated on Section 5.15(a) of the Disclosure Schedule, under the laws and flag of St. Vincent & the Grenadines.

(g) Each Owned Vessel and Chartered Vessel has all licenses, permits, certificates, registrations, approvals and other authorizations (including Certificates of Financial Responsibility (Water Pollution)) that are required by applicable Law or otherwise necessary to permit operation of the Owned Vessels and Chartered Vessels as currently operated and all such licenses, permits, certificates, registrations, approvals and other authorizations are valid and current. There are no material outstanding restrictions or limitations imposed by any governmental agency or authority with respect to the Owned Vessels or Chartered Vessels or the operations thereof.

(h) None of the Owned Vessels has been used in violation of any Laws that would subject such vessel to an in rem claim or to arrest, seizure or forfeiture by any governmental agency or authority.

5.16 Intellectual Property. The Company and/or the Consolidated Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, all of the Intellectual Property described on Section 5.16 of the Disclosure Schedule (the “Company Intellectual Property”). The Company Intellectual Property constitutes all of the Intellectual Property materially necessary in the conduct of the Company’s and each Consolidated Subsidiary’s respective business as presently conducted. To the Knowledge of the Seller, as of the date hereof, (i) no Intellectual Property rights of the Company or the Consolidated Subsidiaries are being infringed, misappropriated or otherwise violated by any third party, and (ii) neither the Company nor any Subsidiary is infringing, misappropriating, or otherwise violating any third party’s right, title or interest in any Intellectual Property. The Company has granted the right to use the name “Tropical Global Logistics” to certain shipping agencies at various destinations outside the United States, as set forth in Section 5.16 of the Disclosure Schedules, for the purposes of carrying out the business of the Company and Consolidated Subsidiaries.

5.17 Contracts.

(a) Section 5.17(a) of the Disclosure Schedule lists the following agreements (each, a “Scheduled Contract”) to which the Company or any Consolidated Subsidiary is a party and which are currently effective:

(b) any agreement (or group of related agreements) for the lease of personal property from or to third parties in effect after the Effective Date pertaining to the Company or any Consolidated Subsidiary that involve payments from or to the Company or any Consolidated Subsidiary or any other obligations in excess of $***;

(c) any agreement (or group of related agreements) for the purchase of products or services pertaining to the Company or any Consolidated Subsidiary, excluding service agreements by and between the Company or any Consolidated Subsidiary and any of their respective customers, in effect after the Effective Date that involve payments for a sum in excess of $***, or in which the Company or any Consolidated Subsidiary has granted “most favored nation” pricing provisions under which the counterparty is entitled to more favorable pricing if the Company or Consolidated Subsidiary grants such pricing to a third party, marketing or distribution rights relating to any services, products or territory, has agreed to purchase a minimum quantity of goods or services, or has agreed to purchase goods or services exclusively from a certain party;

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(i) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(ii) any agreement (or group of related agreements) under which the Company or any Consolidated Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) a material amount of indebtedness (including capitalized lease obligations, except those entered into in the Ordinary Course of Business) or under which it has imposed a Lien on any of its assets, tangible or intangible;

(iii) any agreement for the disposition of any significant portion of the assets or business of the Company or any Consolidated Subsidiary or any agreement for the acquisition of the assets or business of any other entity (other than dispositions and acquisitions of containers and cargo handling equipment in the Ordinary Course of Business) or purchases or dispositions of marine shipping containers, freight handling equipment and parts and supplies for maintenance and repair thereof;

(iv) any agreement concerning non-competition or non-solicitation;

(v) any severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement under which payments shall be due and owing as of the Closing Date;

(vi) any material settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled) under which payments shall be due and owing as of the Closing Date;

(vii) any agreement involving any current or former officer, director or shareholder of the Company or any Affiliate thereof expected to be in effect and not fully performed at the Closing Date;

(viii) any agreement not otherwise listed in any other section of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(ix) any agency agreements to which the Company or any Consolidated Subsidiary is a party or by which the Company or any Consolidated Subsidiary is bound;

(x) any change of control or other agreement that includes rights or obligations triggered by this Agreement or consummation of the transactions contemplated hereby;

(xi) any other agreement (or group of related agreements) involving more than $*** and not entered into in the Ordinary Course of Business.

(d) The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Consolidated Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Consolidated Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Consolidated Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Consolidated Subsidiary, or, to the Knowledge of the Company, any other party under such Contract.

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(e) Neither the Company nor any Consolidated Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 5.17(a) of the Disclosure Schedule under the terms of Section 5.17(a).

5.18 Powers of Attorney. There are no outstanding powers of attorney as to any material item executed on behalf of the Company or any Consolidated Subsidiary except as set forth on Section 5.18 of the Disclosure Schedule.

5.19 Insurance. A summary description of all insurance policies (including, without limitation, fire, liability, workers’ compensation, property, casualty and other forms of insurance policies) maintained by the Company or the Consolidated Subsidiaries have been furnished to the Buyer. Each such insurance policy is in full force and effect and all premiums due with respect to all such have been paid, neither the Company nor any Consolidated Subsidiary is liable for retroactive premiums or similar payments, except for Worker’s Compensation and Automobile Liability insurance policies which are subject to audit at the end of the policy period, and the Company and the Consolidated Subsidiaries are otherwise in compliance with the terms of such policies. Except as set forth in Section 5.19 of the Disclosure Schedule, other than claims made to Seven Seas, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. The Company has made available to Buyer a true and complete claims history describing all claims submitted during the prior twenty four (24) months under all insurance policies and all similar arrangements covering the Company and the Consolidated Subsidiaries or their business or assets. Except as set forth in Section 5.19 of the Disclosure Schedule, neither the Company nor any Consolidated Subsidiary has received (a) other than in the Ordinary Course of Business, any refusal of coverage or any notice that a defense will be afforded with reservation of rights as to any material amount, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the insurer of any policy is not willing or able to perform its obligations thereunder.

5.20 Litigation. Section 5.20 of the Disclosure Schedule sets forth each instance in which the Company or any of the Consolidated Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any Legal Proceeding. Except as described on Section 5.20 of the Disclosure Schedule, there are no injunctions, orders, decrees, rulings, charges or Legal Proceedings outstanding or pending against the Company or any of the Consolidated Subsidiaries.

5.21 Employees.

(a) Section 5.21(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all officers, directors and managers of the Company and each Consolidated Subsidiary, (ii) their current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) as of (A) the Most Recent Balance Sheet Date and (B) the date of this Agreement, and (iii) any agreement or arrangement to modify the current annual compensation of any employee except as provided for by established promotion and merit related increases in the Ordinary Course of Business. Section 5.21(a)(ii) of the Disclosure Schedule sets forth a list of employees of the Seller and its Affiliates other than Company and Consolidated Subsidiaries that are rendering services (including tax, legal, internal audit and regional accounting services of Tropic Equipment Leasing and Tropical Express Container Services Trinidad Unlimited) for the benefit of the Company and Consolidated Subsidiaries whose employment will be transferred to the Company or appropriate Consolidated Subsidiary as of the Closing.

(b) Except as set forth in Section 5.21(b) of the Disclosure Schedule, none of the Company, any Consolidated Subsidiary, or to Company’s Knowledge, any of their respective predecessors (or any other Person for whose conduct any of them are or may be responsible) has breached or violated in a manner that can reasonably be expected to result in any Liability after the Closing Date any (i) Laws related to labor or employment, including, but not limited to Occupational Safety and Health Administration and Immigration Reform and Control Act laws and regulations, or (ii) employment agreement or other agreement covering individual employees; and no claims, investigations or suits are pending, or to the Knowledge of the Company, threatened by any person or entity with respect to the aforementioned. Neither the Company nor any Consolidated Subsidiary has incurred, and the Company has no Knowledge of acts that might cause the Company or any Consolidated Subsidiary to incur, any Liability after the Closing Date arising from the misclassification of employees, consultants or independent contractors under applicable law. Except as set forth in Section 5.21(b) of the Disclosure Schedule, all employees of the Company and the Consolidated Subsidiaries working in the United States are employed on an at-will basis. All employees of the Company and the Consolidated Subsidiaries working in a foreign country are subject to the local employment laws. No employment protection beyond the local legal requirements has been offered or inferred.

(c) Since January 1, 2011, neither the Company nor any Consolidated Subsidiary has been found to be in violation of any Law related to any unfair labor practice, or threatened in writing with any complaint before the National Labor Relations Board or other foreign or domestic authority.

(d) Except as set forth on Section 5.21(d) of the Disclosure Schedule, neither the Company nor any Consolidated Subsidiary has been a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement; and the Company and each Consolidated Subsidiary have complied with their respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated hereby. Except as set forth on Section 5.21(d) of the Disclosure Schedule, since January 1, 2011 there have been no labor unions or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Company or any Consolidated Subsidiary. To the Knowledge of the Company, since January 1, 2011, no employee of the Company or any Consolidated Subsidiary has attempted to organize a labor union or other organization to represent any employee of the Company or any Consolidated Subsidiary (including any filing of a petition for certification). Except as set forth in Section 5.21(d) of the Disclosure Schedule, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company or any Consolidated Subsidiary is currently ongoing or, to the Knowledge of the Company, has been threatened since January 1, 2011.

(e) Section 5.21(e) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company or the Consolidated Subsidiaries under a contract that is binding on the Company or applicable Consolidated Subsidiary that may not be unilaterally terminated by the Company or applicable Consolidated Subsidiary on or after the Closing Date, along with the position, date of retention and rate of remuneration for each such Person. To the Company’s Knowledge, all Persons currently engaged who have performed services in the United States for the Company or any Consolidated Subsidiary since January 1, 2011 while classified as independent contractors have satisfied the requirements of applicable Law to be so classified, and the Company and each Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(f) Neither the Company nor any Consolidated Subsidiary has since January 1, 2011 caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of the Company or any Consolidated Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Consolidated Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Laws. No employee of the Company or any Consolidated Subsidiary has suffered an employment loss as defined in the WARN Act within the ninety (90) day period ending on the Closing Date.

(g) To the Company's Knowledge, no director, officer or key employee of the Company or any Consolidated Subsidiary, or any Affiliate of any of the foregoing, has any undisclosed contractual relationship with anyone, or material ownership in any entity, in a business similar or competitive to the businesses of the Company or the Consolidated Subsidiaries.

(h) Section 5.21(h) of the Disclosure Schedule contains a listing (by fiscal year) of workers’ compensation claims of the Company and the Consolidated Subsidiaries since January 1, 2011.

(i) Section 5.21(i) of the Disclosure Schedule sets forth a list of each employee of the Company or any Consolidated Subsidiary providing services in the United States or Canada and who holds a temporary work authorization (a “Work Permit”) including H, TN, E, L, F or J visa status, but for avoidance of doubt, excluding officers, crewmembers and others serving aboard Vessels or entering the United States on C or D visa status, setting forth the employees’ name and the type and length of time remaining on the Work Permit. All other individuals employed by the Company or any Consolidated Subsidiary in the United States or Canada are citizens or permanent residents of the country in which they provide services to the Company or any Consolidated Subsidiary. To the Company’s Knowledge, all information supplied to governmental agencies in the applications for a Work Permit was complete and accurate. The Company or the applicable Consolidated Subsidiary received appropriate documentation establishing the employee’s entitlement to the Work Permit when granted and has received no notice of revocation or intent to revoke such Work Permit.

(j) The Company or the appropriate Consolidated Subsidiary has in its possession for all employees hired after November 6, 1986, (i) a currently valid and fully executed Form I-9 (Employment Eligibility Verification) for each of the employees of the Company and the Consolidated Subsidiaries who provide services in the United States, and (ii) any and all required documentation confirming the identity and work authorization for each of the employees of the Company and the Consolidated Subsidiaries who provide services in each other jurisdiction in which the Company or any Consolidated Subsidiary operates.

5.22 Employee Benefits.

(a) Section 5.22(a) of the Disclosure Schedule lists each Employee Benefit Plan that Company or any of the Consolidated Subsidiaries or their respective ERISA Affiliates maintains or to which any of the Company or the Consolidated Subsidiaries or their respective ERISA Affiliates contributes.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been timely paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(b) Neither Company nor any of the Consolidated Subsidiaries or their respective ERISA Affiliates maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)).

(c) The Company, the Consolidated Subsidiaries and their respective ERISA Affiliates, as applicable, have fiduciary liability insurance in effect covering the fiduciaries of their Employee Benefit Plans; and to the Company’s Knowledge no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that could reasonably be expected to subject the Company, its Consolidated Subsidiaries or ERISA Affiliates to (i) any fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(d) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed to employees by its terms prohibits the Company or the applicable Consolidated Subsidiary or ERISA Affiliate from amending or terminating any such plans or arrangements.

(e) There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Employee Benefit Plan (including any such claim or lawsuit against any fiduciary of any such Employee Benefit Plan). No Employee Benefit Plan is or has been under audit, investigation or examination (nor has notice been received of a potential audit, investigation or examination) by any Governmental Authority (including the IRS and DOL). Except as listed in Section 5.22(e) of the Disclosure Schedule, no voluntary or required corrections procedures under either an internal or a governmental corrections program, are in progress or are contemplated and no such corrections procedures have been undertaken since January 1, 2011.

(f) To the Company’s Knowledge, all group health plans of the Company, the Consolidated Subsidiaries and their respective ERISA Affiliates comply with the requirements of the Affordable Care Act, COBRA, Section 5000 of the Code, HIPAA and any other comparable Laws and Regulations. Neither the Company nor any Subsidiary or ERISA Affiliate provides benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

(g) Neither Company nor any of the Consolidated Subsidiaries or their respective ERISA Affiliates contributes to any multiemployer pension plan (as defined in ERISA Section 3(37)) or has any obligation to pay withdrawal liability (as defined in ERISA Section 4201) to any such plan.

(h) Except as listed in Section 5.22(h) of the Disclosure Schedule, no Employee Benefit Plan or other contract, agreement, plan or arrangement of the Company or any Consolidated Subsidiary covering any one or more individuals contains any provision or is subject to any Laws that, as a result of the transactions contemplated by this Agreement would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any Liability, (v) forgive any indebtedness, (vi) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made after January 1, 2011), (vii) promise or provide any tax gross-ups or indemnification, whether under Section 280G or 409A of the Code or otherwise, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No shareholder, member, equity owner, employee, officer, manager or director of the Company or the Consolidated Subsidiaries or their respective ERISA Affiliates has been promised or paid any bonus or incentive compensation by the Company or any Consolidated Subsidiaries related to the transactions contemplated hereby.

5.23 Environmental Matters.

(a) Except as set forth in the Environmental Reports and Section 5.23(d) of the Disclosure Schedule, the Company and each Consolidated Subsidiary are in compliance with all applicable Environmental Requirements. There is no pending or, to the Knowledge of Seller, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or any investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Requirements or Hazardous Materials involving the Company or any Consolidated Subsidiary. Neither the Company nor any Consolidated Subsidiary has received, or expects to receive, any order, notice, complaint, claim or other communication from anyone regarding any actual or potential violation or failure to comply with any Environmental Requirements or any actual or threatened obligation to undertake or bear the cost of any Liabilities under Environmental Requirements.

(b) To the Company's Knowledge, and except as set forth in the Environmental Reports and Section 5.23(d) of the Disclosure Schedule, there has been no Release or, to the Knowledge of the Company, threatened Release of any Materials of Environmental Concern at or from any Facilities or operations of the Company or the Consolidated Subsidiaries. Neither the Company nor any Consolidated Subsidiary has any Liability arising from the Release or threatened Release of any Materials of Environmental Concern into the environment.

(c) Except as set forth in the Environmental Reports and Section 5.23(d) of the Disclosure Schedule, neither the Company nor any Consolidated Subsidiary is a party to or bound by any court order, administrative order, consent order or by any agreement between the Company or any Consolidated Subsidiary and any Governmental Authority in connection with any Liability arising under any Environmental Requirements.

(d) Set forth in Section 5.23(d) of the Disclosure Schedule is a full and complete list of all documents (whether in hard copy or electronic form) (the “Environmental Reports”) that contain any environmental reports, investigations, assessments or audits relating to operations by the Company or any Consolidated Subsidiary as well as to Facilities currently or previously owned, leased, or operated by the Company or any Consolidated Subsidiary (whether conducted by or on behalf of the Company, the Consolidated Subsidiaries or a third party, and whether done at the initiative of the Company or a Consolidated Subsidiary or directed by a Governmental Authority or other third party) which the Company has possession of or access to, since January 1, 2010. A complete and accurate copy of each such document has been made available to the Buyer.

(e) Set forth in Section 5.23(e) of the Disclosure Schedule is a full and complete list of all above and below ground storage tanks on or about the Owned Real Property or Leased Real Property, that do currently, or that once did, to the Company's Knowledge, contain petroleum or hazardous substances.

(f) The Company has no Knowledge of any Liability under any Environmental Requirements relating to any solid or hazardous waste transport, treatment, storage, or disposal by the Company or any Consolidated Subsidiary.

(g) The representations and warranties in this Section 5.23 do not extend to any acts or violations with respect to Environmental Matters or Hazardous Materials that may have occurred or that may exist on the basis of materials in containers or cargo shipped aboard the Vessel by third-party customers, or any releases of materials by Customers, except and to the extent of the Company’s Knowledge.

(h) This Section 5.23 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental Requirements.

5.24 Customers and Suppliers. Section 5.24 of the Disclosure Schedule sets forth a summary of the top 25 customers of the Company by sales revenue for each of the three (3) most recent full fiscal years, with customer names redacted. Section 5.24 of the Disclosure Schedule sets forth a list of the top 25 vendors and suppliers ranked by amount of accounts payable for each of the three (3) most recent full fiscal years, with vendor and supplier names redacted.

5.25 Permits. Section 5.25 of the Disclosure Schedule sets forth a list of all material Permits of the Company and the Consolidated Subsidiaries. The Company and the Consolidated Subsidiaries have been issued and hold all Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect, and the Company or the applicable Consolidated Subsidiary is in compliance with all terms of each such Permit. To the Knowledge of the Company, no material suspension, revocation or cancellation of such Permit is threatened. Neither the Company nor any Consolidated Subsidiary has received any notice or other communication from any Governmental Authority regarding (a) any actual, alleged, possible, or potential violation or failure to comply with any term or requirement of any Permit, or (b) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Permit. Each such Permit will continue in full force and effect immediately following the Closing.

5.26 Certain Business Relationships with Affiliates. Except as set forth on Section 5.26 of the Disclosure Schedule, no Affiliate of the Company or any Consolidated Subsidiary other than another Consolidated Subsidiary as of the Closing (a) owns any property or right, tangible or intangible, which is materially necessary in the business of the Company or any Consolidated Subsidiary, (b) has any claim or cause of action against the Company or any Consolidated Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Consolidated Subsidiary or (d) is a party to any contract or other arrangement (written or oral) in effect as of the Closing with the Company or any Consolidated Subsidiary. Section 5.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Consolidated Subsidiary and any Affiliate thereof which are currently effective.

5.27 Books and Records. The minute books and other similar records of the Company and each Consolidated Subsidiary contain materially complete and accurate records of all actions taken at any meetings of the Company’s or such Consolidated Subsidiary’s shareholders, board of directors, members or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. To the extent required by applicable Law, the books and records of the Company and each Consolidated Subsidiary accurately reflect the assets, Liabilities, business, financial condition and results of operations of the Company or such Consolidated Subsidiary and have been maintained in all material respects in accordance with good business and bookkeeping practices. Section 5.27 of the Disclosure Schedule contains a list of all current bank accounts and to the Company’s Knowledge, safe deposit boxes of the Company and the Consolidated Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

5.28 Government Contracts. Neither the Company nor any Consolidated Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority; no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened or notified; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Consolidated Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Other than routine or recurring reviews conducted in the Ordinary Course of Business, neither the Company nor any Consolidated Subsidiary has been or is now being audited or investigated by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Authority with which it is contracting, the United States Department of Justice, the Inspector General of any United States Governmental Authority, any prime contractor with a Governmental Authority or any similar foreign Governmental Authority; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. Except as set forth in Section 5.28 of the Disclosure Schedule, neither the Company nor any Consolidated Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Authority.

5.29 Accounts Receivable. All accounts receivable of the Company and the Consolidated Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date), and all accounts receivable reflected on the Closing Balance Sheet, (a) arose in the Ordinary Course of Business and (b) are valid receivables and to the Knowledge of Company and Consolidated Subsidiaries, subject to no setoffs or counterclaims, and are collectible within one hundred fifty (150) calendar days after the date on which it first became due and payable, net of the applicable reserve for bad debts on the Most Recent Balance Sheet or Closing Balance Sheet, as applicable. Subsequent to Closing, Company and Consolidated Subsidiaries shall make commercially reasonable efforts to collect all such accounts receivable and will provide quarterly aging reports to Seller tracking the collections status of such accounts receivable.

ARTICLE VI
INTERIM COVENANTS

6.1 General. During the Pre-Closing Period, each of the Parties will use Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date, and (b) the conditions to the obligations of the other Parties to consummate the Closing are satisfied. For avoidance of doubt, this general interim covenant shall obligate each Party to undertake diligent pursuit of successful completion of the HSR Act review process and approval of the Florida Office of Insurance Regulation review and approval.

6.2 Notices and Consents. During the Pre-Closing Period, each of the Parties shall (and the Seller shall cause each of the Company and the Subsidiaries to) give any notices to, make any filings with, and use Reasonable Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, as soon as practicable after the date hereof, each of the Parties will file (and the Seller will cause each of the Company and the Subsidiaries to file) (a) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act or other applicable U.S. or foreign antitrust laws, shall diligently pursue (and the Seller will cause each of the Company and the Subsidiaries to diligently pursue) a waiver from the applicable waiting period, and shall make (and the Seller will cause each of the Company and the Subsidiaries to make) any further filings or information submissions pursuant thereto that may be necessary, proper or advisable in connection therewith; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates, and (b) such materials as are required to be filed in connection with the Florida Office of Insurance Regulation’s review and approval of the transactions contemplated by this Agreement.

6.3 Operation of Business.

(a) Except as expressly contemplated by this Agreement or consented to by the Buyer in writing (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article XI hereof (the “Pre-Closing Period”), the Company shall, and shall cause each Consolidated Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, vendors and independent contractors and consultants. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, during the Pre-Closing Period the Company shall not, and shall cause each Consolidated Subsidiary not to, without the written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed):

(i) issue or sell any stock or other securities of the Company or any Consolidated Subsidiary or any options, warrants or rights to acquire any such stock or other securities;

(ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) create, incur or assume any Indebtedness in excess of $*** per occurrence or $*** in the aggregate, except accounts payable arising in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

(iv) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date of this Agreement and listed in the Disclosure Schedule (A) take any action with respect to, adopt, enter into, terminate or amend any Employee Benefit Plan or any collective bargaining agreement (other than matters with respect to longshore unions in Canada, following consultation with Buyer) (B) increase the compensation or benefits of, or pay or promise any bonus to, any director or officer, or materially modify their terms of employment or engagement, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, except in the Ordinary Course of Business, (D) hire any new officers or (except in the Ordinary Course of Business) any new employees, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(v) acquire, sell, lease, license or dispose of any material assets or property (including any shares or other equity interests in or securities of any Consolidated Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than (A) acquisition of capital assets permitted by subsection (xii) below, and (B) sales of obsolete or worn-out inventory or assets in the Ordinary Course of Business and having a fair market value of not more than $*** in the aggregate;

(vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Lien (other than Permitted Encumbrances);

(vii) amend its charter, bylaws, certificate of formation, limited liability company agreement or other organizational documents;

(viii) change the flag or registry of a Vessel;

(ix) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(x) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax Liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xi) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 5.17 of the Disclosure Schedule, except in the Ordinary Course of Business, provided, for avoidance of doubt, amendments, modifications and termination of ocean service contracts with customers shall be deemed to be in the Ordinary Course of Business;

(xii) make or commit to make any capital expenditures in an aggregate amount exceeding by more than *** the year-to-date budgeted expenditures set forth on Schedule 6.3(a)(xii);

(xiii) institute or settle any material Legal Proceeding, except in the Ordinary Course of Business, provided for avoidance of doubt, settlements of cargo damage and loss claims by customers and claims of salvors or declaration and settlement of any general average shall be deemed in the Ordinary Course of Business; or

(xiv) agree in writing or otherwise to take any of the foregoing actions.

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Notwithstanding anything to the contrary herein, certain business conducted by the Company and Consolidated Subsidiaries may be in competition with business conducted by one or more subsidiaries of Buyer (such businesses referred to herein as the “Competing Trades”). Nothing in this Agreement is intended to restrict the Company, the Consolidated Subsidiaries or the Buyer and its subsidiaries from continuing to engage in business in competition with each other.

6.4 Access to, Return or Deletion of Confidential Information.

(a) The Seller shall permit, and the Seller shall cause the Company and each of the Consolidated Subsidiaries to permit, representatives of the Buyer (including legal counsel, accountants and other third parties engaged by the Buyer in connection with the transaction contemplated by this Agreement) to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Consolidated Subsidiaries, to accurate records or summaries of material customer and vendor information, with names of customers and vendors redacted, books, records (including tax records), contracts, and documents of or pertaining to the Company and each of the Consolidated Subsidiaries and each of the Vessels. From the time of such disclosure until the Closing Date, the Buyer will treat and hold as such any Confidential Information it receives from any of the Seller, the Company, and the Consolidated Subsidiaries in the course of the reviews contemplated by this Section 6.4, and will not use any of the Confidential Information except in connection with this Agreement. Upon termination of this Agreement for any reason whatsoever, each Party shall cause all Confidential Information of the other Party in its possession to be returned to such other Party or deleted or destroyed, provided if deleted or destroyed, the Party shall certify the deletion or destruction in writing. Documents containing Confidential Information shall be shredded or otherwise altered before placing in any waste stream to preclude any view or use of information thereon. Electronic media will be erased, and files in hard drives will be deleted in a manner reasonably designed to prevent any future access or unauthorized copying.

(b) Each confidentiality, non-disclosure and non-circumvention agreement entered by, between or among the Parties with respect to exchange and restriction on use of Confidential Information will remain in full force and effect, and is not terminated or superseded by this Agreement except and to the extent expressly provided therein and in this Agreement.

(c) For a period of three (3) years following the Effective Date, each of the Buyer and the Seller shall not, and shall cause their respective Affiliates not to, without prior written consent of the other Party: (A) employ, offer employment to or solicit employment of or solicit confidential or proprietary information about any customer, shipper, carrier, vendor terminal, supplier, agent, forwarder or business opportunity from any officer, director or employee of the other Party or any of its Affiliates other than pursuant to general solicitations of employment that are not specifically targeted to such other Party’s officers, directors or employees, (B) interfere with or induce any modification, breach or termination of any contract or business arrangement between the other Party or any of its Affiliates and any officer, director or employee of the other Party or any of its Affiliates, or (C) use any Confidential Information for the purpose of securing, developing or exploiting any business, commercial opportunity or relationship with any shipper, customer, carrier, terminal, vendor, supplier, agent or forwarder of the other Party or any of its Affiliates.

6.5 Notice of Developments. During the Pre-Closing Period, the Company and the Seller shall (a) promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the Effective Date which (i) have resulted in or would be reasonably likely to result in a Material Adverse Effect, or (ii) cause any of the conditions to Closing set forth in Article VIII to fail to be satisfied as of the Closing; and (b) promptly notify Buyer with respect to any changes or circumstances that, if existing or occurring on or prior to the Effective Date, would have been required to be disclosed in the Disclosure Schedules; provided, however, that no such supplemental information shall (x) be deemed to avoid or cure any misrepresentation or breach of warranty contained in this Agreement, either as of the Effective Date or as of the Closing, (y) be considered when determining whether the Seller or the Company has breached any of its respective representations or warranties either as of the Effective Date or as of the Closing or (z) prevent, limit or otherwise restrict the Buyer’s right to indemnification or termination rights contained in this Agreement with respect to any matter that is the subject of any such supplemental information or supplements or amendments. In providing such supplemental information the Company and Consolidated Subsidiaries are not required to, and shall not be deemed to, amend the Disclosure Schedules.

6.6 Excluded Subsidiaries. Effective prior to the Closing Date, the Seller shall, or shall cause the Company to divest of all of the Company’s ownership interests in the Excluded Subsidiaries (including, without limitation, the investment interest in Triton Container Investments, L.L.C.).

6.7 Change of Corporate Name. Effective as of the Closing Date, the Seller shall, or shall cause each of the Excluded Subsidiaries to, amend the governing documents of each of the Excluded Subsidiaries and take or cause to be taken all other actions necessary to change the name of each Excluded Subsidiary to a name that does not use and is sufficiently dissimilar from the terms “Tropic”, “Tropical” or any derivation thereof.

6.8 Excluded Cash. Prior to the Closing, the Seller shall cause the Company (and the Company shall cause each of the Consolidated Subsidiaries) to distribute to the Seller all Excluded Cash; provided, that with respect to Excluded Cash held by Seven Seas and its Subsidiaries, such distribution shall be in the maximum amount authorized by the Florida Office of Insurance Regulation.

6.9 Intercompany Accounts; Tax Liabilities. Effective prior to the Closing Date, the Seller shall, or shall cause the Company and each of the Subsidiaries to, pay and settle, through capital contributions or dividends, (a) all accounts receivable, accounts payable and other intercompany assets and liabilities, whether arising in the Ordinary Course of Business or otherwise, of the Company or any Subsidiary owed by or to the Company, any Affiliate of the Company, or any Subsidiary, and (b) all current and deferred Tax liabilities of the Company and any Subsidiary. For the avoidance of doubt, the settlement of these intercompany accounts and Tax liabilities will be reflected in the Closing Balance Sheet within the book value of the Company. Excluded Cash will not be used to settle these amounts prior to the Closing Date.

6.10 AGL Stock Investment Option; AGL Employee Stock Purchase Plan. Effective prior to the Closing Date, the Seller shall: (a) cause the Company to (i) amend the Company’s Retirement Savings Plan to eliminate its ESOP component and remove the company stock fund; (ii) promptly following the announcement of the Company’s sale under this Agreement, direct that plan’s fiduciaries and administrator(s), to, as soon as administratively and prudently feasible: (I) eliminate the Company’s Retirement Savings Plan’s AGL Stock Fund as an investment option under the Company’s Retirement Savings Plan; (II) sell the AGL Resources, Inc. stock held in that fund; and (III) allocate the sales proceeds to the accounts of the participants in the Company’s Retirement Savings Plan in accordance with the Company’s Retirement Savings Plan’s provisions for transferring amounts invested in a discontinued investment fund option to the other options available under the Company’s Retirement Savings Plan; (b) take all actions necessary to discontinue allowing employees of the Company and any Subsidiary to participate in the AGL Employee Stock Purchase Plan from and after Closing; and (c) settle or assume all Liabilities of the Company or any Subsidiary, ERISA Affiliate or other Person related to or arising in connection with the actions described in the foregoing subsections (a) and (b).

6.11 FIRPTA. Prior to the Closing, the Seller shall deliver to the Buyer and to the Internal Revenue Service a notice, in form and substance reasonably satisfactory to the Buyer, certifying that the Outstanding Stock is not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If the Buyer does not receive the notice described above on or before the Closing Date, the Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.12 Employee Reassignment. Effective as of the Closing Date, Seller and Buyer shall cooperate to arrange for transfer to the Company or applicable Consolidated Subsidiaries the employment of all employees of Seller or its Affiliates other than the Company or Consolidated Subsidiaries set forth in Section 5.21(a)(ii) of the Disclosure Schedule effective as of the Closing Date.

6.13 Insurance. Prior to the Closing, Buyer shall arrange replacement insurance policies for coverage under Seller’s corporate group policies that will terminate as of the Closing.

6.14 Drydocking. Schedule 6.14 lists the scheduled drydocking activities to be undertaken by Company or the appropriate Consolidated Subsidiary, along with the budgeted costs associated with such activities. Prior to the Closing, Seller shall, or shall cause the Company or the appropriate Consolidated Subsidiary to make commercially reasonable efforts to arrange, complete and fully pay for the drydocking activities detailed in Schedule 6.14, to the extent such activities in such schedule are planned prior to Closing. Seller shall provide Buyer and its representatives reasonable access to the vessels during drydocking to inspect the vessels and the work required by this Section 6.14.

6.15 Change of Control Payments. Seller shall pay at or prior to Closing, or shall cause the Company and/or the Consolidated Subsidiaries to fully pay or accrue prior to Closing, any and all amounts that are or will become payable by the Company and/or the Consolidated Subsidiaries to the extent such amounts are in any way triggered by or payable in connection with the transactions contemplated by this Agreement, including without limitation, payments with respect to employee bonuses, change of control bonuses, success bonuses, severance obligations with respect to pre-Closing terminations, stay bonuses, profit sharing obligations, or liquidity payments. For clarification, the foregoing obligation shall not apply ***.

6.16 ***

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

7.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX).

7.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Legal Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing Date involving the Company or any of the Consolidated Subsidiaries, each of the other Parties shall cooperate with its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX).

7.3 Benefits.

(a) For a period of *** following the Closing Date (the “Continuation Period”), Buyer shall either (1) assume and maintain, or cause its subsidiaries (including the Company and the Consolidated Subsidiaries) to assume and maintain, for the benefit of the employees of the Company and the Consolidated Subsidiaries who were employed by the Company or a Consolidated Subsidiary immediately prior to the Closing Date and who remain employees of the Company or a Consolidated Subsidiary during the Continuation Period (the “Company Employees”), the Employee Benefit Plans and other compensation arrangements of the Company Employees at the compensation and benefit levels in effect immediately prior to the Closing Date as disclosed pursuant to Section 5.21 and Section 5.22 of the Disclosure Schedule or (2) provide, or cause its subsidiaries (including the Company and the Consolidated Subsidiaries) to provide (A) compensation to the Company Employees that, in the aggregate, is no less favorable than the compensation provided to the Company Employees immediately prior to the Closing Date and (B) benefits (including pension and retiree medical benefits) to the Company Employees that, in the aggregate, are no less favorable than the benefits provided to the Company Employees immediately prior to the Closing Date. Buyer shall provide each Company Employee who is terminated during the Continuation Period with severance payments and benefits that are no less favorable than those that would have been provided to such Company Employee immediately prior to the Closing as disclosed on Schedule 7.3(a); provided, however, that no Company Employee shall be deemed to have been terminated as a result of such Company Employee’s transfer or reassignment to an Affiliate of the Buyer.

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) During the Continuation Period, Buyer shall provide or cause its subsidiaries (including the Company and the Consolidated Subsidiaries) to provide each former employee of the Company or any Consolidated Subsidiary who, immediately prior to the Closing Date, is receiving long-term disability payments or benefits (which shall be deemed to include medical benefits) or retiree medical benefits under any Employee Benefit Plan, long-term disability payments or benefits or retiree medical benefits (as applicable) at a level that is no less favorable than the level of such payments or benefits provided to such individuals immediately prior to the Closing Date.

(c) From and after the Closing Date, Buyer shall, and shall cause its subsidiaries (including the Company and the Consolidated Subsidiaries) to, honor all obligations under the Employee Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date and as disclosed pursuant to Section 5.22 of the Disclosure Schedule.

(d) Buyer shall, and shall cause its subsidiaries (including the Company and its Subsidiaries) to, cause any Employee Benefit Plan (whether or not subject to ERISA but excluding all nonqualified deferred compensation plans as defined in Treas. Reg. §1.409A-1(a)) maintained by Buyer or any of its subsidiaries (including the Company and its Subsidiaries) (including any vacation, paid time-off and severance plans) to recognize each Company Employee’s service with the Company or any of its Consolidated Subsidiaries (as well as service with any predecessor of the Company or any Consolidated Subsidiary, to the extent service with such predecessor is recognized by the Company or such Consolidated Subsidiary), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

7.4 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years from and after the Closing, the Buyer shall, to the fullest extent permitted by law, cause the Company and the Consolidated Subsidiaries to honor all the Company’s and the Consolidated Subsidiaries’ obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors or officers of the Company or any Consolidated Subsidiary for acts or omissions by such directors and officers occurring prior to the Closing Date to the extent that such obligations of the Company or such Consolidated Subsidiary exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, the respective charters or bylaws of the Consolidated Subsidiaries, individual indemnity agreements or otherwise, and such obligations shall survive and shall continue in full force and effect in accordance with the current terms of the Company Charter, the Company Bylaws, the respective charters or bylaws of the Consolidated Subsidiaries and such individual indemnity agreements from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions; provided, however, that such indemnification obligations shall only be with respect to matters arising in connection with such director’s or officer’s service as a director or officer of the Company or any Consolidated Subsidiary, and not in any other capacity; and provided, further, that in no event shall the Buyer, the Company or any Consolidated Subsidiary have any obligation pursuant to this Section 7.4 with respect to matters for which the Buyer is entitled to indemnification pursuant to Article IX.

(b) Prior to the Closing, the Seller shall purchase a six (6) year pre-paid extended reporting period endorsement under the Company’s and the Consolidated Subsidiaries’ current directors’ and officers’ liability insurance policy or policies covering acts or omissions occurring prior to the Closing Date with respect to those directors and officers of the Company and the Consolidated Subsidiaries who are currently covered by such policy on terms with respect to coverage and amount no less favorable to such directors and officers than those of such policy in effect on the date hereof. The Seller shall maintain such policy in effect and shall not amend, terminate or otherwise modify such policy during the six (6) year period following the Closing.

ARTICLE VIII
CONDITIONS TO OBLIGATION TO CLOSE

8.1 Conditions to the Buyer’s Obligation. The Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Seller in Sections 3.1 and 3.2 and the representations and warranties of the Company in Sections 5.1, 5.2, 5.7(a)(i)-(iv), 5.15(b) and 5.15(e) shall be true and correct in all respects as of the Effective Date and as of the Closing as though made at the Closing and all other representations and warranties of the Seller shall be true and correct in all respects as of the Effective Date and as of the Closing as though made at the Closing except for any inaccuracy that would not constitute a Material Adverse Effect;

(b) the Seller and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” or “Material Adverse Effect,” in which case the Seller shall have performed and complied with all of such covenants (as so written, including the term “material” and “Material”) in all respects through the Closing; provided however that if Seller, Company or Consolidated Subsidiaries do not complete the covenants contained in Section 6.14, such incompletion shall not delay Closing;

(c) no Legal Proceeding shall be pending or threatened in writing against the Seller, the Company or any Consolidated Subsidiary wherein an unfavorable judgment, order, decree, stipulation or injunction could reasonably be expected to prevent consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation of any such transaction;

(d) the Seller and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge, materiality or otherwise) to the effect that each of the conditions specified above in Sections 8.1(a) through 8.1(c) is satisfied in all respects;

(e) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Florida Office of Insurance Regulation shall have approved the consummation of the transactions contemplated by this Agreement;

(f) the Seller shall have delivered to the Buyer a certificate of organization, or its equivalent, and certificate(s) of good standing and/or existence, or its equivalent, of the Company and each of the Consolidated Subsidiaries, certified by an appropriate authority of the applicable governmental authority issuing such certificate in the jurisdiction of each entity’s creation, formation, or organization;

(g) the Seller shall have delivered to the Buyer a certificate of a secretary or assistant secretary of such Seller certifying to such Seller’s organizational documents (including any operating agreements) and the resolutions of the board of directors of the Seller approving this Agreement and the transactions contemplated hereby;

(h) the Seller shall have delivered to the Buyer a certificate of a secretary or assistant secretary of the Company and each of the Consolidated Subsidiaries certifying to the Company’s and the Consolidated Subsidiaries’ organizational documents (including any operating agreements) and, to the extent required by the organizational documents of such entities, the resolutions of the Board of Directors or other governing bodies of such entities approving this Agreement, the Transaction Documents to which the Company or such Consolidated Subsidiary is a party, and the transactions contemplated hereby and thereby;

(i) the Seller shall have delivered to the Buyer the certificate representing the Outstanding Stock duly endorsed in blank, and all other proper forms for transfer of the Outstanding Stock;

(j) the Seller shall have delivered to the Buyer, to the extent so requested by Buyer, duly executed resignations from the directors and officers of the Company and the Consolidated Subsidiaries, effective as of the Closing; and

(k) Seller shall have arranged for transfer of employees identified in Section 5.22(a)(ii) of the Disclosure Schedule to employment of the Company or applicable Consolidated Subsidiary, to be effective as of the Closing Date.

8.2 Conditions to the Seller’s Obligation. The Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Buyer set forth in Sections 4.1 and 4.2 of this Agreement shall be true and correct in all respects as of the Effective Date and as of the Closing as though made as of the Closing;

(b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c) no Legal Proceeding shall be pending or threatened in writing against the Buyer wherein an unfavorable judgment, order, decree, stipulation or injunction could reasonably be expected to prevent consummation of the transactions contemplated by this Agreement;

(d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 8.2(a) through 8.2(c) is satisfied in all respects;

(e) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Florida Office of Insurance Regulation shall have approved the consummation of the transactions contemplated by this Agreement;

(f) the Buyer shall have made arrangements reasonably for insurance policies reasonably similar to Seller’s existing policies to replace coverages under existing Seller corporate group policies that will cease as of the Closing; and

(g) the Buyer shall have paid the Estimated Purchase Price to the Seller.

ARTICLE IX
INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) Unless otherwise specified in this Section 9.1 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms. Except for claims based on fraud or intentional misrepresentation, all representations and warranties that are covered by the indemnification obligations in Sections 9.2 and Section 9.3 shall expire on the date that is *** following the Closing Date; provided, however, that the Fundamental Representations and the Buyer’s representations and warranties set forth in Sections 3.1, 3.2, 3.5, 5.1, 5.2, 5.3, 5.7, 5.11(b), 5.12, 5.15(b), 5.15(f), 5.15(h), 5.21(b) and 5.22(a) of this Agreement (collectively, the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

(b) If an Indemnified Person delivers to an Indemnifying Person, before expiration of a representation, warranty, covenant or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then, notwithstanding any provision of this Section 9.1 to the contrary, the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.
9.2 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold it harmless against, any and all Losses incurred or suffered by the Company, the Buyer or any of its Affiliates (collectively, the “Buyer Indemnitees”) resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty contained in Article III or Article V of this Agreement or any Transaction Document to which the Seller, the Company or any Subsidiary is a party, without regard to any supplemental information or supplements or amendments to the Disclosure Schedules provided on or after the Effective Date and whether provided pursuant to Section 6.5 or otherwise;

(b) any failure to perform any covenant or agreement of any of the Seller, the Company or any Subsidiary contained in this Agreement or any Transaction Document to which the Seller, the Company or any Subsidiary is a party;

(c) subject to the conditions set forth under Section 9.4(d), any Liabilities under Environmental Requirements, regardless of whether set forth in the Disclosure Schedule, arising from or relating to: (i) the ownership, operation, or condition at any time on or before the Closing Date of any Facilities, (ii) any Hazardous Materials that were present on or had been released in such Facilities at any time on or before the Closing Date; or (iii) any Hazardous Materials, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by the Seller, the Company or any of the Subsidiaries at any time on or before the Closing Date;

*** Represents material omitted per the registrant's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) without duplication, any Liabilities for Taxes, to the extent required by Article X hereto; and

(e) the matters set forth on Schedule 9.2(e).

9.3 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Losses incurred or suffered by the Seller or any of its Affiliates (collectively, the “Seller Indemnitees”), resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty contained in Article IV of this Agreement or any Transaction Document to which the Buyer is a party;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any Transaction Document to which the Buyer is a party;

(c) the ownership and conduct of the businesses of the Company and the Consolidated Subsidiaries after the Closing Date; and

(d) without duplication, any Liabilities for Taxes, to the extent required by Article X hereto.

9.4 Indemnification Limitations.

(a) With respect to claims for Losses arising under Section 9.2(a), the Seller shall not be liable for Losses until the aggregate amount of all such Losses under Section 9.2(a) exceeds One Million Two Hundred Thousand Dollars ($1,200,000) (the “Threshold”), at which point the Seller shall become liable only for aggregate Losses under Section 9.2(a) in excess of the Threshold; provided, that any Losses or series of related Losses with respect to a particular breach or series of related breaches must equal or exceed Fifty Thousand Dollars ($50,000) to count toward the Threshold; and provided, further, that the limitations set forth in this Section 9.4(a) shall not apply to claims based on fraud, intentional misrepresentation or a breach of any of the Fundamental Representations.

(b) Notwithstanding anything to the contrary herein, except for claims based on fraud, intentional misrepresentation or a breach of any of the Fundamental Representations, (i) the Seller shall not be liable for any Losses under Section 9.2(a) in excess of Twenty Five Million Dollars ($25,000,000).

(c) Notwithstanding anything to the contrary herein, but subject to the limitations set forth in Section 9.4(b), the aggregate liability of (i) the Seller for all Losses under this Article IX shall not exceed the Purchase Price, and (ii) the Buyer for all Losses under this Article IX shall not exceed the Purchase Price.

(d) The Seller shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) Each Party shall have the right, in addition to any other rights and remedies existing in its favor hereunder, to enforce its rights and the obligations of the other Parties hereto, not only by an action or actions for Losses but also by an action or actions for specific performance, injunctive and/or other equitable relief.

(f) An Indemnified Person may not assert multiple claims under Section 9.2 or Section 9.3, as applicable, in order to recover duplicative Losses in respect of a single set of facts or circumstances that give rise to a breach of more than one representation, warranty, covenant or agreement in this Agreement; provided, however, that neither the foregoing limitation nor any other limitation set forth in this Article IX, shall restrict an Indemnified Person’s ability to elect the particular representation, warranty, covenant or agreement, or combination of any one or more of the foregoing, under which it will seek indemnification with respect to a single set of facts or circumstances that has given rise to a breach under more than one representation, warranty, covenant or agreement in this Agreement.

(g) The rights to indemnification set forth in this Article IX shall not be affected or limited by (i) any investigation conducted by or on behalf of the Indemnified Person or any knowledge acquired (or capable of being acquired) by the Indemnified Person, whether before or after the date of this Agreement, with respect to the inaccuracy or non-compliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Indemnified Person of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

9.5 Third Party Actions.

(a) A party entitled to indemnification under this Article IX (a “Third Party Action Indemnitee”) shall give written notification to the other Party (the “Third Party Action Indemnitor”) of the commencement of any Third Party Action for which indemnification is sought by the Third Party Action Indemnitee pursuant to Section 9.2 or 9.3. Such notification shall be given promptly, and in any case within thirty (30) calendar days after receipt by the Third Party Action Indemnitee of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Third Party Action Indemnitee) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Third Party Action Indemnitee in so notifying the Third Party Action Indemnitor shall relieve the Third Party Action Indemnitor of any Liability hereunder except to the extent of any actual prejudice, damage or Liability caused by, resulting from or arising out of such delay or failure. Within thirty (30) calendar days after delivery of such notification, the Third Party Action Indemnitor may, upon written notice thereof to the Third Party Action Indemnitee, assume control of the defense of such Third Party Action with counsel approved by the Third Party Action Indemnitee, which approval shall not unreasonably be withheld, conditioned or delayed; provided that (i) the Third Party Action Indemnitor may only assume control of the defense if it acknowledges in writing to the Third Party Action Indemnitee that any and all damages, fines, costs or other Liabilities that may be assessed against or incurred by the Third Party Action Indemnitee in connection with such Third Party Action constitute Losses for which the Third Party Action Indemnitee shall be indemnified pursuant to this Article IX, and (ii) the Third Party Action Indemnitor may not assume control of the defense of any Third Party Action involving Taxes or criminal Liability or in which equitable relief is sought against the Third Party Action Indemnitee (or if Third Party Action Indemnitee is Buyer, the Company or any Consolidated Subsidiary). If the Third Party Action Indemnitor does not, or is not permitted under the terms hereof to, assume control of the defense of a Third Party Action, the Third Party Action Indemnitee shall control such defense, provided Third Party Action Indemnitee shall select counsel approved by Third Party Action Indemnitor, which approval shall not unreasonably be withheld, conditioned or delayed. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Third Party Action Indemnitee with respect to a Third Party Action shall be considered Losses for purposes of this Agreement if such Party controls the defense of such Third Party Action pursuant to the terms of this Section 9.5. The Third Party Action Indemnitor shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Third Party Action Indemnitee, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Third Party Action Indemnitee shall not be required if the Third Party Action Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Third Party Action Indemnitee, (and if Third Party Action Indemnitee is Buyer, the Company and the Consolidated Subsidiaries, as applicable), from further Liability and has no other adverse effect on the Third Party Action Indemnitee, (or if the Third Party Indemnitee is Buyer, the Company or the Consolidated Subsidiaries, as applicable). Except as provided in Section 9.5(b), the Third Party Action Indemnitee shall not make any admission against interest or agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Third Party Action Indemnitor, which shall not be unreasonably withheld, conditioned or delayed. For avoidance of doubt, matters arising under Sections 9.2(c) and (e) shall be considered Third Party Actions for purposes of this Section 9.5.

(b) Notwithstanding the other provisions of this Section 9.5, if a third party asserts (other than by means of a lawsuit) that the Third Party Action Indemnitee is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which the Third Party Action Indemnitee may be entitled to indemnification pursuant to this Article IX, and the Third Party Action Indemnitee reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Third Party Action Indemnitee shall be entitled to satisfy such obligation, without prior notice to or consent from the Third Party Action Indemnitor, (ii) the Third Party Action Indemnitee may subsequently make a claim for indemnification in accordance with the provisions of this Article IX and (iii) the Third Party Action Indemnitee shall be reimbursed, in accordance with the provisions of this Article IX, for any such Losses for which it is entitled to indemnification pursuant to this Article IX (subject to the right of the Third Party Action Indemnitor to dispute the Third Party Action Indemnitee’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article IX).

9.6 Indemnification Procedures.

(a) Any Buyer Indemnitee or Seller Indemnitee seeking indemnification under this Article IX other than as to a Third Party Action (such Person, an “Indemnified Person”) shall deliver a Claim Notice to the Person from which indemnification is sought (the “Indemnifying Person”).

(b) Within twenty (20) calendar days after delivery of a Claim Notice, the Indemnifying Person shall deliver to the Indemnified Person a Response, in which the Indemnifying Person shall (i) agree that the Indemnified Person is entitled to receive all of the Claimed Amount, or (ii) agree that the Indemnified Person is entitled to receive the Agreed Amount, or (iii) dispute that the Indemnified Person is entitled to receive any of the Claimed Amount. The Indemnifying Person may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnified Person is entitled to indemnification under this Article IX. If no Response is delivered by the Indemnifying Person within such twenty (20) day period, the Indemnifying Person shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Person. Acceptance by the Indemnified Person of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Person’s right to claim the balance of any such Claimed Amount.

(c) During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnified Person and the Indemnifying Person shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, then the Indemnified Person may, at its sole option, elect to resolve such Dispute in a state or federal court sitting in the State of Florida, in accordance with Section 12.8.

9.7 Treatment of Indemnity Payments. All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price.

9.8 Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article IX and the provisions of Article X shall be the exclusive remedy of the Buyer and the Seller with respect to the Company, the Subsidiaries, and the transactions contemplated by this Agreement. In furtherance of the foregoing, the Buyer and the Seller hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the shareholders or any of their representatives, any member of the board of directors of the Company or any of the Subsidiaries, the Seller or the Buyer or any of their representatives, as the case may be, arising under or based upon any federal, state or local law (including any such law relating to environmental matters or arising under or based upon any securities law, common law or otherwise) for any breach of the representations and warranties or covenants and agreements contained in this Agreement.

9.9 Mitigation. The Buyer and the Seller shall take all reasonable steps to mitigate Losses for which indemnification may be claimed by it pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

ARTICLE X
TAX MATTERS

10.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Seller shall cause to be timely prepared and filed when due all Tax Returns of the Company and each Subsidiary required to be filed (taking into account extensions) on or prior to the Closing Date.

(b) Except as provided in Section 10.1(a), the Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company or any Consolidated Subsidiary not filed on or before the Closing Date, including Tax Returns which were required to be filed before the Closing but were not filed and all other Tax Returns with respect to the Company or any Consolidated Subsidiary or in respect of their businesses, assets or operations. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Seller shall, within fifteen (15) calendar days after receipt of written notification that such a payment was made by the Buyer, reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of the Company or any Consolidated Subsidiary for any period ending (or deemed pursuant to Section 10.3(b) to end) on or before the Closing Date to the extent such portion of the payment exceeds the amount of the accruals for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Balance Sheet.

(c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous filed Tax Return (if any) if the previous Tax Return was prepared consistent with applicable Tax rules and regulations, and the Buyer shall consult with the Seller concerning each such Tax Return.

10.2 Tax Indemnification.

(a) The Seller shall indemnify the Buyer, the Company and the Consolidated Subsidiaries in respect of, and hold the Buyer, the Company and the Consolidated Subsidiaries harmless against (1) any and all Losses resulting from, relating to, or constituting a breach of any representation contained in Section 5.12 hereof, (2) any and all Losses resulting from, relating to, or constituting any failure to perform any covenant or agreement set forth in Article VI relating to Taxes or in this Article X and (3) without duplication, the Seller shall be liable for, and shall indemnify the Buyer with respect to the following Taxes imposed upon or with respect to the Company and the Consolidated Subsidiaries, reduced by the amount of any net tax benefit realized by the Buyer with respect to the indemnity claim:

(i) Any and all Taxes and Tax Liabilities that are or will become due and payable by the Company or any Consolidated Subsidiary for any taxable period that ends (or is deemed pursuant to Section 10.3(b) to end) on or before the Closing Date in excess of any accruals for current Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet, including, without limitation, any of the foregoing arising out of or associated with the settlement and discharge of any accounts receivable, accounts payable or other intercompany asset or liability, whether arising in the Ordinary Course of Business or otherwise, of the Company or any Subsidiary owed by or to any Affiliate of the Company or any Subsidiary;

(ii) Any Liability of such entities for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or is deemed pursuant to Section 10.3(b) to end) on or before the Closing Date; and

(iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees levied on the Seller, the Company, any Consolidated Subsidiary or any of their respective Affiliates, resulting from the transactions contemplated hereby.

(b) The Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against any and all Taxes for which the Buyer is responsible pursuant to Section 10.1(b).

10.3 Allocation of Certain Taxes.

(a) If the Company is permitted, but not required, under applicable Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (A) are based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 10.2(a)(iii), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date, and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 10.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two (2) portions of a taxable period pursuant to this Section 10.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two (2) portions of the period in proportion to the number of calendar days in each portion.

10.4 Cooperation on Tax Matters.

(a) The Buyer and the Seller shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to the preparation of the Tax Returns, including, without limitation, operations, ownership, assets or activities of the Company or any Consolidated Subsidiary for periods prior to the Closing to the extent such information is relevant to any Tax Returns that the Buyer has the obligation to file, or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the Company or any Consolidated Subsidiary, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership and tax basis of property, which the requested party may possess.

(b) The Party responsible for filing the applicable Tax Return under Section 10.1 shall manage and control any Tax Proceeding arising from or related to such Tax Return; provided that, to the extent the non-controlling Party shall become obligated to pay any amounts as a result of such Tax Proceeding, the controlling Party shall consult with the non-controlling Party and not settle any such issue without the consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The controlling Party may elect to forego control of any Tax Proceeding that it is entitled to control pursuant to this Section 10.4(b), and shall notify the other Party if it elects to forgo such control, in which case such other Party may elect to control the Tax Proceeding.

10.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or any Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, neither the Company nor any Subsidiary shall be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

10.6 Section 338 Elections.

(a) The Buyer and the Seller will join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign Law) with respect to the Outstanding Stock of the Company (the “Section 338(h)(10) Election”). The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide the Seller with properly completed copies of IRS Form 8023 (and any corresponding state, local, or foreign Tax forms) before the Closing Date. The Seller agrees to execute and deliver to the Buyer on the Closing Date any forms related to the Section 338(h)(10) Election for filing by the Buyer. The Parties shall cooperate fully with each other and make available to each other such Tax information as may be reasonably required by the Buyer or the Seller in order to timely file the Section 338(h)(10) Election.

(b) The Buyer shall make an election under Code Section 338(g) with respect to the stock of Tropical Shipping and Construction Company Limited. The Buyer shall be responsible for the preparation and filing of all forms and documents (including IRS Form 8023) required in connection with the Section 338(g) Election.

(c) Unless otherwise agreed to by the Buyer and the Seller, no election shall be made under Code Section 338 with respect to Seven Seas.

(d) The Company, the Buyer and the Seller, as applicable, shall file all Tax Returns, documents, and forms (including IRS Form 8883) in a manner consistent with the allocation schedule attached hereto as Schedule 10.6(d) and shall take no position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

10.7 Refunds and Tax Credits.

(a) The Seller shall be entitled to receive and to retain any and all credits or refunds (including any interest) of Taxes of the Company or any Consolidated Subsidiary (i) for which the Seller is responsible pursuant to this Article X and (ii) which are not accrued on the Closing Balance Sheet. Such payment shall be net of any Tax cost to the Buyer or any of its Affiliates attributable to the receipt of such refund (including interest). In the event that any such Tax refund is subsequently reduced as a result of any adjustment required by any Governmental Authority, the Seller shall promptly pay the amount of such reduction to the Buyer, net of any Tax cost to the Seller or any of its Affiliates attributable to the receipt of such reduction (including interest).

(b) The Buyer and the Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in Section 10.7(a). Such cooperation shall include: providing all relevant information available with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller in accordance with Section 10.7(a) any amount received by the Buyer or any of its Affiliates with respect to such claim; provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Buyer or any of its Affiliates. The Seller shall bear the reasonable out-of-pocket expenses (including attorneys and accountants fees) of the Buyer and its Affiliates in seeking such refund.

10.8 Scope of Article X. Except as otherwise provided in Section 10.1(b), any claim by the Buyer under this Article X shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article IX. Notwithstanding the foregoing or any other term or condition of Article IX, (a) claims under this Article X may be made by the Buyer any time prior to the sixtieth (60th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (b) to the extent there is any inconsistency between the terms of Article IX and this Article X with respect to the allocation of responsibility among the Seller and the Buyer for Taxes, the provisions of this Article X shall govern. Any limitation upon the Seller’s indemnification obligations pursuant to Section 9.1 shall not apply to any claim made by the Buyer under this Article X.

ARTICLE XI
TERMINATION

11.1 Termination of Agreement. The Buyer or the Seller may terminate this Agreement prior to the Closing as provided below:

(a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event that a Material Adverse Effect has occurred;

(c) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the date that is one hundred fifty (150) days from the Effective Date, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(d) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the date that is one hundred fifty (150) days from the Effective Date, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Section 6.4 above shall survive termination.

ARTICLE XII
MISCELLANEOUS

12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use Reasonable Best Efforts to advise the other Parties prior to making the disclosure).

12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the Transaction Documents and the other documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

12.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

To the Buyer:	with a copy to:
Aqua Acquisition Corp. 1111 Fairview Avenue North Seattle, WA 98109-1110 Attn: Mark Tabbutt and John Hoerster Facsimile: (206) 652-1100 Telephone: (206) 651-1111	Garvey Schubert Barer 1191 Second Avenue, Ste. 1800 Seattle, WA 98101-2939 Attn: Brent L. Jones Facsimile: (206) 464-0125 Telephone: (206) 464-3939
To the Seller or, if prior to the Closing, the Company:	with a copy to:
AGL Resources Inc.
Ten Peachtree Place
Atlanta, GA 30309
Attn: Stephen Cave
Facsimile: (404) 584-3509
Telephone: (404) 584-3801
and
AGL Resources Inc.
1200 Smith St., Suite 900
Houston, TX 77002
Attn: Dat Tran
Facsimile: (832) 397-1749
Telephone: (832) 397-1760
Holland & Knight 800 17th Street, NW Suite 1100 Washington, D.C. 20006 Attn: Michael Cavanaugh Facsimile: (202) 955-5564 Telephone: (202) 828-5084

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

12.8 Governing Law and Consent to Exclusive Jurisdiction and Venue. This Agreement and the rights and obligations of the parties hereto, shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without regard to Florida choice of law rules or decisions. The parties agree to submit to the jurisdiction of the state or federal courts within the State of Florida and agree to the venue of Palm Beach County, Florida. The parties also agree to waive any defense as to venue or personal jurisdiction, or that the forum is inconvenient.

12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, provided, in the event performance or enforcement of this Agreement in the absence of any invalid or unenforceable provision would deprive a party of a material element of its originally-intended bargain, the partiers will discuss in good faith and agree upon a reformation of this Agreement to reflect the parties’ original intent as nearly as possible in the absence of the invalid or unenforceable provision.

12.11 Expenses. Subject to Section 2.2(a), each of the Buyer, the Seller, the Company and the Subsidiaries will bear its own costs and expenses (including, without limitation, legal fees and expenses, transfer, stamp, registration and other such Taxes, fees and charges) incurred in connection with this Agreement and the transactions contemplated hereby.

12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

12.13 Incorporation of Exhibits, Annexes, Schedules and Due Diligence Documents. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated by reference in this Agreement and made a part hereof. For purposes of the representations and warranties set forth in Article III and Article V of this Agreement, the phrases “made available” and “furnished to” (and phrases of similar import) shall mean that the Seller provided such documents to the Buyer via the Seller’s SharePoint website located at https://sp.aglresources.com/sites/TropShipInternalDocs/default.aspx, the definitive version of which is recorded on two (2) DVDs, identical copies of which are held by the Seller and the Buyer.

12.14 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

AQUA ACQUISITION CORP.

By: /s/ Mark N. Tabbutt

Name: Mark N. Tabbutt

Title: Secretary

SELLER:

OTTAWA ACQUISITION LLC

By: /s/ Andrew W. Evans

Name: Andrew W. Evans

Title: EVP & CFO

COMPANY:

BIRDSALL, INC.

By: /s/ Andrew W. Evans

Name: Andrew W. Evans

Title: Vice Chairman, EVP & CFO